SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2005

CRESCENT REAL ESTATE EQUITIES COMPANY
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-130385 (Commission file number)	2-1862813 (I.R.S. Employer Identification Number)

777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     Crescent Real Estate Equities Company (“Crescent Equities”) conducts its business through its direct and indirect subsidiaries, which include Crescent Real Estate Equities Limited Partnership (the “Operating Partnership”) and the direct and indirect subsidiaries of the Operating Partnership and its general partner. Unless the context otherwise requires, the term “Company” includes, as applicable, Crescent Equities, the Operating Partnership, the general partner of the Operating Partnership and the direct and indirect subsidiaries of the Operating Partnership or its general partner.

     Summary Description of Terms of Agreement

     On February 8, 2005, the Crescent Real Estate Funding VIII, L.P. (the “Borrower”), a direct or indirect wholly owned subsidiary of the Operating Partnership, entered into a new $300 million credit facility (the “Facility”) with a syndicate of lenders. The Facility was arranged by KeyBank National Association, as Administrative Agent, Deutsche Bank Trust Company Americas, as Syndication Agent, Keybanc Capital Markets and Deutsche Bank Securities, Inc., as Sole Co-Lead Arrangers, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Documentation Agents.

     The Facility replaces the previous credit facility, which was terminated by the Borrower on February 9, 2005. All outstanding amounts totaling approximately $206 million plus accrued interest and unpaid fees under the previous facility were repaid in full using cash on hand and proceeds from an initial borrowing under the Facility. Borrowings under the previous facility bore interest at an annual rate of LIBOR plus 212.5 basis points.

     The Facility provides for a $300 million revolving credit facility maturing on December 31, 2006, which may, subject to certain conditions relating to market conditions and the ability of the lenders to syndicate their initial commitments, be expanded by an additional $100 million at the election of the Borrower on or before December 31, 2005. The Facility includes a $35 million letter of credit subfacility. The interest rate on the Facility is LIBOR plus 200 basis points. The Company expects to use the facility primarily for working capital and cash flow management purposes, as well as to provide interim financing for property acquisitions until permanent financing for the properties may be arranged.

     The amount that may be drawn on the Facility may be limited based on the net operating income of the properties owned by the Borrower and any subsidiary guarantors and on the value of certain designated investments. The Facility is unsecured but contains restrictions on the ability of the Borrower to sell any of the 18 office or hotel properties that it owns out of the Company’s total property portfolio. In addition, subsidiaries of the Operating Partnership, which own two additional office properties, have guaranteed the Facility and will be unable to transfer those properties as long as they are guarantors. The Operating Partnership has also guaranteed the Facility.

     Under the Facility, the Borrower and the Operating Partnership are subject to certain limitations including the ability to: incur additional debt or sell assets; make certain investments and acquisitions; and grant liens. The Borrower and Operating Partnership are also subject to financial covenants, which include debt service ratios, leverage ratios and, in the case of the Operating Partnership, a minimum tangible net worth limitation and a fixed charge coverage ratio.

     The Facility is subject to customary events of default, the occurrence of which could lead to an acceleration of the Borrower’s and Operating Partnership’s obligations thereunder.

     Other Relationships Between the Company and the Parties to the Agreement

     Each of KeyBank National Association, Deutsche Bank Trust Company Americas, Bank of America, N.A. and JPMorgan Chase Bank, N.A. is a lender under the Facility. Some of the lenders or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates in the ordinary course of business.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT REAL ESTATE EQUITIES COMPANY

By:	/s/ JERRY R. CRENSHAW

Name:	Jerry R. Crenshaw, Jr.
Title:	Managing Director, Chief Financial Officer

Date: February 14, 2005